Independent Auditor's Report

To the Board of Directors of
  Matthew 25 Fund, Inc.

We have examined management's assertion about Matthew 25 Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 22, 2001 included in the accompanying Management Statement Regarding compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of January 2, 2002, and with respect to agreement of security purchases and sales, for the period from October 22, 2001 (the date of last examination) through January 2, 2002:

* Count and inspection of all securities located in the vault of Abington Bank in Jenkintown, PA without prior notice to management;

* Confirmation of all securities held by Boenning and Scattergood, Inc. in book entry form;

* Reconciliation of all such securities to the books and records of the Company and Abington Bank and Boenning and Scattergood, Inc.;

* Agreement of thirty-five security purchases and fifteen security sales or maturities since the last report from the books and records of the Company to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Matthew 25 Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 2, 2002 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Matthew 25 Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

Abington, Pennsylvania                                  /s/ SANVILLE & COMPANY
January 4, 2002                                   Certified Public Accountants